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                                                         Exhibit 2.2

                             AGREEMENT AND PLAN OF MERGER

                                         OF

                                  Culbro Corporation
                               (a New York Corporation)

                                        INTO

                             General Cigar Holdings, Inc.
                               (a Delaware corporation)

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), entered into as of this ____ day of _______________, 19__, made by and between Culbro Corporation, a New York corporation ("Culbro"), and General Cigar Holdings, Inc., a
Delaware corporation ("Holdings").

         WHEREAS, Holdings is in the process of consummating an initial public offering of Class A Common Stock (the "Offering"). Immediately following the Offering, Holdings will have ____________ outstanding shares of Class A Common Stock, par value $______ per share, and _______________ outstanding shares of Class B Common Stock, par value $______per share.

         WHEREAS, Culbro has ______________________ shares of common stock outstanding and _______________________ shares of common stock issuable upon the exercise of outstanding options as of the date of this Agreement.

         WHEREAS, the Board of Directors of Culbro and Holdings, respectively, deem it advisable and generally to the advantage and welfare of the two corporate parties and their respective shareholders that Culbro merge with Holdings under and pursuant to the provisions of the Business Corporation Law of the State of New York and of the General Corporation Law of the State of Delaware (the "Merger").

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and of the mutual benefits hereby provided, it is agreed by and between the parties hereto as follows:

         1. MERGER. Culbro shall be merged into Holdings effective as of the Effective Time (as defined below).

         2. EFFECTIVE TIME. The Effective Time shall be a date mutually agreed to by the parties (the "Effective Time"), which date shall be as soon as practicable following the satisfaction of the following conditions: (i) the completion of the Distribution (as defined in the Distribution Agreement between Culbro and Culbro Land Resources, Inc. ("CLR")); and (ii) the approval of the Merger by the shareholders of Culbro, provided that in no event shall the Effective Time occur earlier than 180 days after the consummation of the Offering without the consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). At the Effective Time, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretaries of State of the State of New York and the State of Delaware, the forms of which are attached hereto as Exhibits A and B.

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         3.   SURVIVING CORPORATION.  Holdings shall survive the Merger
herein contemplated and shall continue to be governed by the laws of the State of Delaware, but the separate corporate existence of Culbro shall cease forthwith upon the occurrence of the Effective Time.

         4.   AUTHORIZED CAPITAL.  The authorized capital stock of Holdings
following the Effective Time shall be                  shares of Class A
Common Stock, par value $     per share, and                   shares of
Class B Common Stock, par value $     per share, unless and until the same
shall be changed in accordance with the laws of the State of Delaware.

         5. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Holdings as it exists at the Effective Time shall be the Certificate of Incorporation of Holdings following the Effective Time unless and until the same shall be amended or repealed in accordance with the provisions thereof, which power to amend or repeal is hereby expressly reserved and all rights or powers of whatsoever nature conferred in such Certificate of Incorporation or herein upon any stockholder or director or officer of Holdings or upon any other persons whomsoever are subject to the reserved power.

         6. BYLAWS. The Bylaws of Holdings as they exist at the Effective Time shall be the Bylaws of Holdings following the Effective Time unless and until the same shall be amended or repealed in accordance with the provisions thereof.

         7. BOARD OF DIRECTORS AND OFFICERS. The members of the Board of Directors and the officers of Holdings immediately after the Effective Time shall be those persons who were the members of the Board of Directors and the officers, respectively, of Holdings immediately prior to the Effective Time, and such persons shall serve in such offices, respectively, for the terms provided by law or in the Bylaws, or until their respective successors are elected and qualified.

         8. FURTHER ASSURANCE OF TITLE. If at any time Holdings shall consider or be advised that any acknowledgements or assurances in law or other similar actions are necessary or desirable in order to acknowledge or confirm in and to Holdings any right, title, or interest of Culbro held immediately prior to the Effective Time, Culbro and its proper officers and directors shall and will execute and deliver all such acknowledgements or assurances in law and do all things necessary or proper to acknowledge or confirm such right, title, or interest in Holdings as shall be necessary to carry out the purposes of this Agreement, and Holdings and the proper officers and directors thereof are fully authorized to take any and all such action in the name of Culbro or otherwise.

         9. CONVERSION OF HOLDINGS COMMON STOCK. Each share of Class A Common Stock, par value $ per share, of Holdings issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, remain an issued and
outstanding share of Class A Common Stock, par value $    per share, of
Holdings immediately following the Merger.

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         10.  CONVERSION OF OUTSTANDING STOCK OF CULBRO.  Forthwith upon the occurrence of the Effective Time, each issued and outstanding share of
common stock, par value $     per share, of Culbro and all rights in respect
thereof shall be converted into ____ fully paid and nonassessable shares of Class B Common Stock of Holdings, and each certificate nominally representing shares of common stock of Culbro shall for all purposes be deemed to evidence the ownership of ____ shares of Class B Common Stock of Holdings. The holders of such certificates shall not be required immediately to surrender the same in exchange for certificates of Class B Common Stock of Holdings, but, as certificates nominally representing shares of common stock of Culbro are surrendered for transfer, Holdings will cause to be issued certificates representing shares of Class B Common Stock of Holdings, and, at any time upon surrender by any holder of certificates nominally representing shares of common stock of Culbro, Holdings will cause to be issued therefor certificates for a proportionate number of shares of Class B Common Stock of Holdings.

         11. CONVERSION OF OUTSTANDING STOCK OPTIONS OF CULBRO. Forthwith upon the occurrence of the Effective Time, each outstanding option for Culbro common stock, and all rights in respect thereof shall be converted into ____ options for Class B Common Stock of Holdings, as set forth in the Benefits and Employment Matters Allocation Agreement between Culbro and CLR.

         12. ADJUSTMENT OF SHARES OF HOLDINGS ISSUED TO CULBRO. Any outstanding Culbro stock option exercised after the date of this Agreement, but prior to the Effective Time, will adjust the number of shares of Class B Common Stock issued by Holdings to Culbro pursuant to the Benefits and Employment Matters Allocation Agreement between Culbro and CLR.

         13. RIGHTS AND LIABILITIES OF HOLDINGS. At and after the Effective Time, Holdings shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal, and mixed, of each of the parties hereto; all debts due to Culbro or whatever account shall be vested in Holdings; all claims, demands, property, rights, privileges, powers and franchises and every other interest of either of the parties hereto shall be as effectively the property of Holdings as they were of the respective parties hereto; the title to any real estate vested by deed or otherwise in Culbro shall not revert or be in any way impaired by reason of the merger, but shall be vested in Holdings; all rights of creditors and all liens upon any property of either of the parties hereto shall be preserved unimpaired, limited in lien to the property affected by such lien at the Effective Time; all debts, liabilities, and duties of the respective parties hereto shall thenceforth attach to Holdings and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it; and Holdings shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the merger.

         14. SERVICE OF PROCESS ON HOLDINGS. Holdings agrees that it may be served with process in the State of New York in any proceeding for enforcement of any

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obligations of Culbro as well as for the enforcement of any obligation of
Holdings arising from the merger, including any suit or other proceeding to enforce the right of any shareholder as determined in appraisal proceedings pursuant to the provisions of Section 907(e)(2)(E) of the New York Business Corporation Law. Holdings hereby irrevocably appoints the Secretary of State of the State of New York as its agent to accept service of process in any proceeding referred to in the preceding sentence.

         15. EXPENSES AND RIGHTS OF DISSENTING SHAREHOLDERS. Notwithstanding anything to the contrary in this Agreement, shares of Culbro common stock (the "Dissenting Shares") issued and outstanding immediately prior to the Effective Time that are held by holders (if any) that have not voted in favor of the Merger or consented thereto in writing and that have demanded appraisal rights with respect to their shares of Culbro common stock in accordance with the applicable provisions of New York law and, as of the Effective Time, shall not have failed to perfect (or shall not have effectively withdrawn or lost) their rights to appraisal and payment under applicable provisions of New York law shall not be converted into the right to receive Class B Common Stock of Holdings, but holders of Dissenting Shares shall be entitled to receive a cash payment in the amount of the appraised value of such shares (the "Appraised Share Value") in accordance with the provisions of applicable New York law, except that any Dissenting Shares held by a holder that has failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under applicable provisions of New York law shall be converted into the right to receive Class B Common Stock of Holdings. Culbro shall give Holdings (i) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands, and any other instruments served pursuant to the applicable New York law received by Culbro relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the applicable New York law. Culbro shall not, except with the prior written consent of Holdings, voluntarily make any payment with respect to any demands for appraisals of capital stock of Culbro, offer to settle or settle any such demands or approve any withdrawal of any such demands. None of the shares of common stock that would have been issued pursuant to Paragraph 10 of this Agreement in exchange for Dissenting Shares if such Dissenting Shares had been converted into Class B Common Stock of Holdings will be issued to any holder of Culbro common stock or any other person or entity. Holdings shall pay all expenses of carrying this Agreement into effect and of accomplishing the Merger, including amounts, if any, to which dissenting shareholders of Culbro may be entitled by reason of this Merger.

         16. TERMINATION. This Agreement may be terminated by Culbro or Holdings if the conditions set forth in Paragraph 2 of this Agreement, determining the Effective Time of the Merger, are not satisfied prior to January 1, 1988.

         IN WITNESS WHEREOF each of the corporate parties hereto, pursuant to authority duly granted by the Board of Directors, has caused this Agreement to be executed by its President and attested by its Secretary and its corporate seal to be hereunto affixed.

ATTEST:                           CULBRO CORPORATION

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_________________________              BY:____________________________
      Secretary



Corporate Seal



ATTEST:                           GENERAL CIGAR HOLDINGS, INC.



_________________________              BY:_____________________________
      Secretary



Corporate Seal


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